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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-38491) and related Prospectus of Halter Marine Group, Inc. for the registration of $185,000,000 4 1/2% Convertible Subordinated Notes due 2004 and 5,873,016 shares of common stock issuable upon conversion thereof and to the incorporation by reference therein of our report dated May 8, 1997 (except Note 15, as to which the date is May 16, 1997), with respect to the consolidated financial statements of Halter Marine Group, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.



                                    /s/  ERNST & YOUNG LLP



New Orleans, Louisiana
December 24, 1997